                                              Filed pursuant to Rule 424(b)(3)
                                                    Registration No. 333-22237


        PROSPECTUS SUPPLEMENT NO. 3 TO PROSPECTUS DATED APRIL 21, 1997

                               5,413,144 SHARES

                             [UGLY DUCKLING LOGO]

                                 COMMON STOCK

     This Prospectus Supplement No. 3 to the Prospectus dated April 21, 1997 of Ugly Duckling Corporation (the "Company") relates to the offering of 5,413,144 shares of the Company's Common Stock by persons who have acquired such shares in certain private placement transactions by the Company not involving a public offering and modifies or supplements the Prospectus enclosed herewith.

     The  Common  Stock  is  quoted on Nasdaq National Market under the symbol
"UGLY."    On  July  17, 1997, the last reported price of the Common Stock was
$14.75    per  share.

     SEE "RISK FACTORS" AT PAGE 8 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                           ________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE COMPANY IS A CRIMINAL OFFENSE.

                           _________________________

     The  date  of  this  Prospectus  Supplement  No.  3  is  July  18,  1997.

                                  THE COMPANY

     The following discussion is added to the Prospectus for the purpose of supplementing the information contained therein under the heading "The Company" beginning on page 14 of the Prospectus:

Recent  Developments
--------------------

     On July 17, 1997, Ugly Duckling Corporation (the "Company") entered into an agreement in principle with the senior bank group of First Merchants Acceptance Corporation ("First Merchants") to purchase the secured debt held by such group. The debt totals approximately $103 million. First Merchants filed for reorganization under Chapter 11 of the Federal Bankruptcy Code on July 11, 1997. In connection with the bankruptcy proceedings, the Company, which owns approximately 2-1/2% of First Merchants' common stock with a cost basis of $1.5 million, agreed last week to provide up to $10 million of "debtor in possession" financing to First Merchants. The more significant terms of the proposed purchase of senior debt provide, among other things, for
(1)  purchase  of  the  debt  at  a 10% discount of the outstanding principal, interest and certain fees and expenses; (2) six-month financing by the bank group to the Company for the purchase, with interest accruing at LIBOR plus 2%, and an up-front payment by the Company to the bank group equal to 20% of the purchase price; and (3) issuance of stock warrants to the bank group to purchase up to 500,000 shares of the Company's common stock at an exercise price of $20.00 per share over a 30-month term and subject to a call feature by the Company at $27.00. The purchase is subject to certain conditions, including, but not limited to, Bankruptcy Court approval, unless waived by the bank group, and execution of definitive documents.

[PROSPECTUS  BACK  COVER  PAGE  FOLLOWS.]

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     No  dealer,  salesperson, or other person has been authorized to give any information or t make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Underwriter, or any other
person.    Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date
hereof.   This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful.

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
                                     TABLE OF CONTENTS
                                                                                       Page
                                                                                       ----
Prospectus Supplement No. 3
The Company                                                                            SS-1

Prospectus Supplement
Quarterly Financial Information                                                        S-2
Management's Discussion and Analysis of Financial Condition and Results of Operations  S-6
E-Z Plan Financial Statements                                                          S-19
Selling Securityholders                                                                S-37
Description of Capital Stock                                                           S-40

Prospectus
Prospectus Summary                                                                        3
Risk Factors                                                                              8
The Company                                                                              14
Use of Proceeds                                                                          14
Price Range of Common Stock                                                              14
Dividend Policy                                                                          15
Capitalization                                                                           15
Selected Consolidated Financial Data                                                     16
Management's Discussion and Analysis of Financial Condition and                          18
 Results of Operations
Business                                                                                 31
Management                                                                               42
Principal Stockholders                                                                   49
Selling Securityholders                                                                  50
Certain Relationships and Related Transactions                                           53
Description of Capital Stock                                                             54
Plan of Distribution                                                                     57
Legal Matters                                                                            58
Experts                                                                                  58
Available Information                                                                    59
Index to Financial Statements                                                          F-1

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






                               5,413,144 SHARES

                                 COMPANY LOGO

                                 Common Stock

     --------------------------------------------------
                                  PROSPECTUS
     --------------------------------------------------
                                 July 18, 1997